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                                                                      EXHIBIT 12




                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                           COMPUTATION OF EARNINGS TO
                          FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       (In thousands, except ratios)
                                                                        ----------------------------
                                                          1997         1996        1995        1994         1993
                                                          ----         ----        ----        ----         ----
Earnings from continuing operations                    $ 52,519     $ 52,135     $ 48,703    $ 45,043    $ 41,812
Income taxes                                             27,729       26,154       25,229      19,901      19,565
                                                       --------     --------     --------    --------    --------
Earnings from continuing operations
    before income taxes                                $ 80,248     $ 78,289     $ 73,932    $ 64,944    $ 61,377
                                                       --------     --------     --------    --------    --------
Fixed charges:
    Interest, long-term debt                           $ 23,676     $ 25,134     $ 24,516    $ 23,194    $ 22,089
    Interest, other                                       3,873        2,359        3,482       2,542       2,750
    Amortization of debt expense and
       premium, net                                       1,206        1,107        1,234       1,223       1,402
    Portion of rental expense
       representative of interest
       factor                                               487          445          457         707         485
                                                       --------     --------     --------    --------    --------

          Total fixed charges                          $ 29,242     $ 29,045     $ 29,689    $ 27,666    $ 26,726
                                                       --------     --------     --------    --------    --------

Earnings from continuing operations
    before income taxes and
    fixed charges                                      $109,490     $107,334     $103,621    $ 92,610    $ 88,103
                                                       ========     ========     ========    ========    ========

Ratio of earnings to fixed charges                         3.74x        3.70x        3.49x       3.35x       3.30x
                                                       ========     ========     ========    ========    ========

Fixed charges from above                               $ 29,240     $ 29,045     $ 29,689    $ 27,666    $ 26,726
Preferred dividends                                       2,884        2,909        2,960       2,966       3,008
                                                       --------     --------     --------    --------    --------

    Total fixed charges and preferred
      stock dividends                                  $ 32,124     $ 31,954     $ 32,649    $ 30,632    $ 29,734
                                                       ========     ========     ========    ========    ========

Ratio of earnings to combined
    fixed charges and preferred
    stock dividends                                        3.41x        3.36x        3.17x       3.02x       2.96x
                                                       ========     ========     ========    ========    ========
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